UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a)
of  the Securities Exchange Act of 1934

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PATHFINDER BANCORP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2015

Dear Shareholder:

We cordially invite you to attend the Annual Meeting of Shareholders of Pathfinder Bancorp, Inc. The Annual Meeting will be held at Alexandria's at the Lake Ontario Conference and Events Center, 25 East First Street, Oswego, NY 13126 at 10:00 a.m., Eastern Time, on May 6, 2015.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted. During the Annual Meeting we will also report on our operations. Directors and officers, as well as a representative of our independent registered public accounting firm, will be present to respond to questions that shareholders may properly present.

The Annual Meeting is being held so that shareholders may consider the election of three directors; an advisory vote on executive compensation ("Say-on-Pay"); an advisory vote on the frequency of future "Say-on-Pay" advisory votes; and the ratification of the appointment of Bonadio & Co., LLP, as our independent registered public accounting firm for the year ending December 31, 2015.

For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote "FOR" the election of the nominated directors; "FOR" an advisory vote approving the "Say-on-Pay" executive compensation resolution; "FOR" an advisory vote authorizing that future "Say-on-Pay" advisory votes be conducted every three years; and "FOR" the ratification of the appointment of Bonadio & Co., LLP as our independent registered public accounting firm for the year ending December 31, 2015.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting. Your vote is important, regardless of the number of shares that you own.

Sincerely,

/s/ Thomas W. Schneider
Thomas W. Schneider
President and Chief Executive Officer

Pathfinder Bancorp, Inc.
214 West First Street
Oswego, New York 13126
 (315) 343-0057
NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
 To Be Held On May 6, 2015
Notice is hereby given that the Annual Meeting of Pathfinder Bancorp, Inc. will be held at Alexandria's at the Lake Ontario Conference and Events Center, 25 East First Street, Oswego, NY 13126 at 10:00 a.m., Eastern Time, on May 6, 2015.

A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

The Annual Meeting is for the purpose of considering and acting upon:

1)	The election of three directors;
2)	An advisory vote on executive compensation ("Say-on-Pay");
3)	An advisory vote on the frequency of future "Say-on-Pay" votes;
4)	The ratification of the appointment of Bonadio & Co., LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.
Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned. Shareholders of record at the close of business on March 23, 2015 are the shareholders entitled to vote at the Annual Meeting, and any adjournments thereof.

EACH SHAREHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE SHAREHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH OUR CORPORATE SECRETARY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY SHAREHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOU ARE A SHAREHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE PERSONALLY AT THE ANNUAL MEETING.

OUR PROXY STATEMENT, ANNUAL REPORT TO SHAREHOLDERS AND PROXY CARD ARE AVAILABLE ON THE INTERNET AT WWW.PATHFINDERBANK.COM/ANNUALREPORT.  IF YOU NEED DIRECTIONS TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, PLEASE CALL US AT 315-207-8036.
By Order of the Board of Directors

/s/ Edward A. Mervine
Edward A. Mervine
Secretary

April 6, 2015

IMPORTANT: A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

PROXY STATEMENT
Pathfinder Bancorp, Inc.
214 West First Street
Oswego, New York 13126
 (315) 343-0057
ANNUAL MEETING OF SHAREHOLDERS
May 6, 2015

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Pathfinder Bancorp, Inc. (the "Company") to be used at our annual meeting of shareholders, which will be held at Alexandria's at the Lake Ontario Conference and Events Center, 25 East First Street, Oswego, NY 13126 on May 6, 2015 at 10:00 a.m., Eastern Time, and all adjournments of the annual meeting. The accompanying notice of annual meeting of shareholders and this proxy statement are first being mailed to shareholders on or about April 6, 2015.

REVOCATION OF PROXIES

Shareholders who sign the proxies we are soliciting will retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors will be voted in accordance with the directions given thereon. Where no instructions are indicated, validly executed proxies will be voted "For" (or "For three years" for the frequency vote on executive compensation) the proposals set forth in this proxy statement or hereafter. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares as directed by a majority of the Board of Directors in attendance at the annual meeting.  We know of no additional matters that will be presented for consideration at the annual meeting.

Proxies may be revoked by sending written notice of revocation to our Secretary, at the address shown above, by delivering to us a duly executed proxy bearing a later date or by attending the annual meeting and voting in person. The presence at the annual meeting of any shareholder who had returned a proxy will not revoke the proxy unless the shareholder delivers his or her ballot in person at the annual meeting or delivers a written revocation to our Secretary prior to the voting of the proxy. If you are a shareholder whose shares are not registered in your name, you will need appropriate documentation from your record holder to vote in person at the annual meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Holders of record of our common stock, par value $0.01 per share, as of the close of business on March 23, 2015, (the "Record Date"), are entitled to one vote for each share they own. As of the Record Date, we had 4,352,203 shares of common stock outstanding.  The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. If a shareholder holds shares in street name (i.e., the shares are held in a stock brokerage account or by a bank, trust, or other institution) and does not provide voting instructions to the holder of the account for non-discretionary voting items such as the election of directors, such shares will be considered "Broker non-votes." Broker non-votes and proxies marked "abstain" will be counted for purposes of determining that a quorum is present, but will not be considered as votes cast as to the matters to be considered.

As to the election of directors, shareholders may cast their votes "For" or "Withhold." As to the advisory vote on executive compensation ("Say-on-Pay"), shareholders may cast their votes "For," "Against" or "Abstain."  As to the advisory vote on the frequency of future "Say-on-Pay" advisory votes, shareholders will be able to specify one of four choices for this proposal on the proxy card: One year, Two years, Three years, or Abstain. As to the ratification of our independent registered public-accounting firm, shareholders may cast their votes "For," "Against" or "Abstain."

Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld.  The affirmative vote of holders of a majority of the total votes cast at the annual meeting in person or by proxy, without regard to broker non-votes or proxies as to which shareholders abstain, is required for approval of "Say on Pay."  If none of the frequency of future "Say on Pay" vote options receives a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by our shareholders. The advisory vote on "Say-on-Pay" and frequency of future "Say-on-Pay" votes are non-binding on the Board of Directors.  Although non-binding, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs and how often to conduct future "Say-on-Pay" votes.  The affirmative vote of holders of a majority of the total votes cast at the annual meeting in person or by proxy, without regard to broker non-votes or proxies as to which shareholders abstain, is required for ratification of Bonadio & Co., LLP as our independent registered public accounting firm (the "Auditors") for the year ending December 31, 2015.

At our 2013 Annual Meeting, shareholders adopted a resolution approving Say-on-Pay and a separate resolution authorizing future "Say-on-Pay" votes be conducted every 3 years. Because of the conversion, reorganization and associated stock offering we undertook in 2014, we are a new Maryland corporation with many new shareholders.  Accordingly, our Board of Directors has decided to put the "Say-on-Pay" and "Say-on-Pay" frequency votes to the shareholders again this year.

In accordance with the provisions of our Articles of Incorporation, record holders of common stock who beneficially own in excess of 10% of the outstanding shares of our common stock (the "Limit") are not entitled to any vote with respect to the shares held in excess of the Limit. Our Articles of Incorporation authorize the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to us to enable the Board of Directors to implement and apply the Limit.

If you participate in the Pathfinder Bank Employee Stock Ownership Plan (the "ESOP"), you will receive a voting instruction card so that you may direct the trustee to vote on your behalf under the plan.  Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account.  The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of Pathfinder Bancorp, Inc. common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions.  The deadline for returning your voting instructions is April 29, 2015.

Persons and groups who beneficially own in excess of 5% of the common stock are required to file certain reports with the Securities and Exchange Commission (the "SEC") regarding such ownership. The following table sets forth, as of the Record Date, the shares of common stock beneficially owned by directors individually, by executive officers individually, by executive officers, directors and as a group and by each person who was the beneficial owner of more than 5% of our outstanding shares of common stock.  None of the shares beneficially owned by directors, executive officers or nominees to the board of directors have been pledged as security or collateral for any loans.

Name and Address of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership (1)	Number of Unexercised Stock Options which are included in Beneficial Ownership (2)	Percentage of Shares of Common Stock Outstanding

Pathfinder Bank Employee Stock Ownership Plan Trust (3)
c/o Pentegra Services, Inc.
2 Enterprise Drive, Suite 408
Shelton, CT 06484	427,582	N/A	9.82%

Maltese Capital Holdings, LLC (4)	276,600	N/A	6.36%
Maltese Capital Management, LLC
Terry Maltese
150 East 52nd Street, 30th Floor
New York, New York 10022

Directors and Executive Officers (5)

David A. Ayoub	15,794	1,647	0.36%
William A. Barclay (6)	57,609	4,942	1.32%
Chris R. Burritt	31,095	4,942	0.71%
John P. Funiciello	19,513	1,647	0.45%
Adam C. Gagas (7)	170,914	-	3.93%
George P. Joyce (8)	96,194	4,942	2.21%
John F. Sharkey, III	20,000	-	0.46%
Lloyd "Buddy" Stemple (9)	48,974	4,942	1.13%
Thomas W. Schneider	63,330	20,755	1.46%
James A. Dowd (10)	50,485	13,342	1.16%
Edward A. Mervine	36,107	13,342	0.83%
Melissa A. Miller	27,095	13,342	0.62%
Daniel R. Phillips	11,784	-	0.27%
Ronald Tascarella (11)	58,792	5,106	1.35%

All Directors and Executive Officers as a Group (14 persons)	707,686	88,949	16.26%

1)
A person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.  This table includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power. Unless otherwise indicated, the named individual has sole voting and investment power. ESOP shares allocated to the officers are also included within their respective totals.

2)	These options are exercisable within 60 days of the record date. They cannot be voted until exercised.
3)
On a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2015, Pentegra Trust Company, the trustee for the Pathfinder Bank Employee Stock Ownership Plan, reported sole voting power for 243,461 shares of our common stock, shared voting power for 184,121 shares of our common stock, sole dispositive power over 418,764 shares of our common stock and shared dispositive power over 8,818 shares of our common stock.

4)
On a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2015, Maltese Capital Management LLC reported shared dispositive and voting power with respect to 276,600 shares of our common stock; Maltese Capital Holdings, LLC reported shared dispositive and voting power with respect to 221,100 shares of our common stock; and Terry Maltese reported shared dispositive and voting power with respect to 276,600 shares of our common stock.

5)	The mailing address for each person listed is 214 West First Street, Oswego, New York 13126.
6)	Mr. Barclay has sole voting and investment power over 8,236 shares, voting power over 40,137 shares and custodial voting power over 4,294 shares.
7)	Mr. Gagas has sole voting and investment power over 21,250 shares and voting power over 149,664 shares.
8)	Mr. Joyce has sole voting and investment power over 14,152 shares and voting power over 77,100 shares.
9)	Mr. Stemple has sole voting and investment power over 41,532 shares and voting power over 2,500 shares.
10)	Mr. Dowd has sole voting and investment power over 25,805 shares and voting power over 11,338 shares.
11)	Mr. Tascarella has sole voting and investment power over 48,686 shares and voting power over 5,000 shares.

SMALLER REPORTING COMPANY

The Company has elected to prepare this Proxy Statement and other annual and periodic reports as a "Smaller Reporting Company" consistent with rules of the Securities and Exchange Commission.

CONDUCT OF MEETING

In accordance with our bylaws, and by action of the Board of Directors, the Chair of the Board will preside over the annual meeting.  The Chair of the Board has broad authority to ensure the orderly conduct of the meeting.  This includes discretion to recognize shareholders who wish to speak, and the right to determine the extent of discussion on each item of business.  Rules governing the conduct of the meeting have been established and will be available at the meeting along with the agenda of the matters to be considered at the annual meeting.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our bylaws presently allow the Company to fix the number of directors.  The number is currently fixed at nine directors.  Our Bylaws provide that the number of directors be divided into three classes, as nearly equal in number as reasonably possible, and for one third to be elected each year.  Directors are generally elected to serve for a three-year period and until their respective successors shall have been elected and qualify.  We are nominating the following directors, each for a three year term: Thomas W. Schneider, John P. Funiciello and Lloyd "Buddy" Stemple.

The table below sets forth certain information regarding the composition of the Board of Directors and Director Nominees, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the annual meeting for the election of the nominees identified below. If the nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees would be unable to serve if elected and each nominee has agreed to serve if elected.  Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH NOMINATED DIRECTOR.

Name (1)	Age (2)	Position Held	Director Since (3)	Current Term to Expire

Nominees
John P. Funiciello	51	Director	2011	2015
Thomas W. Schneider	53	Director, President and Chief Executive Officer	2001	2015
Lloyd "Buddy" Stemple	54	Director	2005	2015

Directors Continuing in Office
David A. Ayoub	52	Director	2012	2016
Adam C. Gagas	43	Director	2015	2016
John F. Sharkey, III	57	Director	2015	2016
William A. Barclay	46	Director	2011	2017
Chris R. Burritt	61	Chairman of the Board	1986	2017
George P. Joyce	64	Director	2000	2017

(1)	The mailing address for each person listed is 214 West First Street, Oswego, New York 13126.
(2)	As of March 23, 2015.
(3)	Dates prior to 1995 reflect initial appointment to the Board of Trustees of the mutual predecessor to Pathfinder Bank, the Company's operating subsidiary.

The principal occupation during the past five years of each director, nominee and executive officer, as well as other relevant experience, is set forth below. All directors, nominees and executive officers have held their present positions for five years unless otherwise stated.  None of our directors or nominees have been the subject of securities litigation,  regulatory enforcement or bankruptcy in the past ten years.

DIRECTORS

Chris R. Burritt is the President and General Manager of R.M. Burritt Motors, Inc., an automobile dealership located in Oswego, New York.  Mr. Burritt was elected Chairman of the Board effective January 1, 2014.  In addition to his long term ownership and management of his well known local business, Mr. Burritt is active in community affairs.  He presently serves on the board of directors of Oswego Hospital and is a member of its Finance/Operations Committee. Mr. Burritt also serves as Director of the NYS Automobile Dealers Association in Albany, NY.  Mr. Burritt's experience operating a local business and substantial ties to the communities served by Pathfinder Bank provides the board with valuable insight into managing and overseeing a business.

George P. Joyce is the owner and operator of Laser Transit, Ltd., Lacona, New York, a Central New York logistics services provider. Mr. Joyce has a BA in Economics from SUNY Oswego.  He has been a Controller for transportation and warehousing firm, as well as a manager in an IT consulting firm.  He is also presently President of Intelliflex, LLC, a third party logistics firm performing freight forwarding and outsourced logistics services for its customers.  He has served as President and Chair of the Board of Trustees for Oswego Hospital, Chair of the Board of Operation Oswego County, Vice President of Seneca Hill Manor, Director of the Oswego College Foundation and numerous other community organizations.  Mr. Joyce provides the board with extensive financial and business experience as well as valuable insight into managing and overseeing a business.

Lloyd "Buddy" Stemple is the Chief Executive Officer of Constellium Rolled Products in Ravenswood,
 West Virginia, a global supplier of rolled aluminum to the Aerospace and Transportation materials industries (NYSE: CSTM).  Mr. Stemple, until recently, was the Chief Executive Officer of Oman Aluminum Rolling Company.  The Oman Aluminum Rolling Company is a new venture supported by the government of Oman which started commercial production of rolled aluminum in late 2013. Prior to his work in Oman, he was the Vice-President and General Manager of Novelis Specialty Products, Novelis Inc., which has manufacturing locations in Oswego, New York, Kingston, Ontario Canada and sales offices in Cleveland, Ohio and Detroit, Michigan.  Mr. Stemple is on the Board of SECAT which is a metallurgical Research Laboratory specializing in aluminum product and process technologies.  He is also a member of the Compensation Committee of SECAT.  Mr. Stemple also served as a Board member of the Aluminum Association in Washington, DC.  The Association contains members of the US Aluminum Industry and promotes the use of aluminum and all matter impacting the industry. Mr. Stemple has an Engineering Degree, an MBA and a Masters Degree in International Management from McGill University and a Diploma from INSEAD in France.  His experience in large, publicly traded companies provides a unique perspective to our board, and the Board supports his re-election.

William A. Barclay is a graduate of St. Lawrence University and Syracuse University College of Law.  An attorney and businessman, Mr. Barclay is a partner in the Syracuse law firm of Hiscock and Barclay, LLP, where he specializes in business law. Mr. Barclay has served on several community organizations throughout his career including the SUNY Oswego College Council, the Rosamond Gifford Zoo at Burnet Park, the Everson Museum of Art, and Northern Oswego County Health Services, Inc. Mr. Barclay currently serves on the Boards of Country Way Insurance Company and QM8 Enterprises.  In 2004, he was recognized as one of Oswego County Business Magazine's Forty under 40, an honor given to Oswego County leaders under the age of 40. Mr. Barclay was also awarded the 2007 Martin Rose Economic Developer Merit Award for his commitment to the economic development process by helping to facilitate the attraction and retention of businesses in Oswego County.  Mr. Barclay is currently a New York State Assemblyman for the 120th District, which includes Oswego, Onondaga and Jefferson counties.  Mr. Barclay's in-depth knowledge of economic development and the law provide the board with a unique and valuable perspective into economic development and legal issues.

John P. Funiciello is a licensed real estate broker and developer who owns and operates JF Real Estate in Syracuse, NY.  Mr. Funiciello began his career with Pyramid Brokerage Company and started JF Real Estate in 1992.  JF Real Estate represents approximately three million square feet of commercial and residential real estate in the Central New York Region.  Mr. Funiciello is a graduate of the State University of New York at Cortland with a degree in Economics and a concentration in Business.  He is an active member of the Syracuse community and has served on the Boards of the Consortium for Children's Services and the Samaritan Center.  Mr. Funiciello was recognized by the Central New York Business Journal's 40 Under 40, an honor given to Onondaga County business leaders under the age of 40.  Mr. Funiciello's extensive real estate experience and knowledge of the local real estate market as well as his valuable insight into managing and overseeing a business brings valuable expertise to the board.  The Board supports his re-election.

David A. Ayoub serves as Partner-in-Charge of the Tax Department at the Syracuse firm of Bowers & Company, CPA's.  In that capacity, Mr. Ayoub consults on corporate mergers and acquisitions, and also assists start-up businesses.  In addition, he oversees the firm's tax compliance, technical research, planning and consulting.  Mr. Ayoub has over 25 years of accounting and taxation experience.  Mr. Ayoub is a graduate of Rochester Institute of Technology with a BBA in Accounting and is a Certified Public Accountant in New York State.  He is also a Member of the American Institute of Certified Public Accountants, as well as the New York State Society of Certified Public Accountants.  Mr. Ayoub pursues an active role in the community, serving on boards including the Manlius Village Public Library and Make-A-Wish Foundation.  He has also worked previously with the United Way and Score.  Mr. Ayoub's extensive experience with corporate transactions as well as his experience in business and tax offers the board an invaluable perspective of Pathfinder Bank's business.

John F. Sharkey, III is President of Universal Metal Works, a custom metal fabrication facility, in Fulton, New York, and the Managing Partner of Universal Properties, LLC. Prior to his role with Universal Metal Works, Mr. Sharkey was President of Universal Joint Sales, a heavy-duty truck parts distributor, headquartered in Syracuse, New York. During his tenure at Universal Joint Sales, the company grew to 13 locations throughout the Northeast and Florida. In 1998, Mr. Sharkey sold Universal Joint Sales to FleetPride. For three years following the sale of the company, Mr. Sharkey acted as FleetPride's Regional Vice President.  Mr. Sharkey is an active member of the Central New York community, serving on boards including the Council of Fleet Specialists, Rockwell International's Distributor Advisory Council, and the Camillus Youth Hockey Association. He is also a committee member of the Syracuse Chapter of Ducks Unlimited.  Mr. Sharkey's management experience and business knowledge provides a valuable resource and perspective to the board.

Adam C. Gagas has more than 15 years experience in global financial markets. He is the founder and CEO of Breakwall Asset Management, LLC, a New York State registered investment advisor located in Oswego. Mr. Gagas was an analyst on teams managing multi-billion dollar portfolios at Skandia Asset Management and Principal Global Investors in New York City. He was awarded an Alfa Fellowship and completed a yearlong professional placement as an institutional investment analyst at Alfa Capital in Moscow, Russia. He is also the owner/operator of Gagas Realty Corporation, a multi-property commercial real estate holding company. In addition, he is an adjunct instructor of Corporate Finance in the SUNY Oswego School of Business. Mr. Gagas earned a BA from Hobart College with majors in Economics and Russian Studies, and an MBA with a concentration in Finance from the Leonard N. Stern School of Business at New York University. His extensive community involvement includes having served as Secretary and Treasurer of Oswego Health, chair of that organization's Audit and Investment committees, and as a member of the Executive committee. He is currently President of the Oswego Health Foundation.  Mr. Gagas is also a board member of Oswego's historic Riverside Cemetery, and has previously held leadership positions with the Oswego YMCA and Oswego Opera Theater.  Mr. Gagas provides the board with extensive financial and business experience as well as valuable insight into managing and overseeing a business.

EXECUTIVE OFFICERS OF THE COMPANY WHO ARE DIRECTORS

Thomas W. Schneider has been employed by Pathfinder Bank since 1988.  Mr. Schneider is the President and Chief Executive Officer of Pathfinder Bancorp, Inc. and Pathfinder Bank. Prior to his appointment as President in 2000, Mr. Schneider was the Executive Vice President and Chief Financial Officer of Pathfinder Bancorp, Inc. and Pathfinder Bank. Mr. Schneider is a member of the boards of directors of Pathfinder Bancorp, Inc. and Pathfinder Bank. Mr. Schneider provides the board with extensive knowledge of our customers and lending markets.  The Board supports Mr. Schneider's re-election.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

James A. Dowd, CPA, age 47, has been employed by Pathfinder Bank since 1994 and was appointed in 2000 as the Senior Vice President and Chief Financial Officer of Pathfinder Bancorp, Inc. and Pathfinder Bank. Mr. Dowd is responsible for the accounting, finance, marketing and facilities departments.

Melissa A. Miller, age 57, has been employed by Pathfinder Bank since 1976.  Since 2005, Ms. Miller has served as Senior Vice President and Chief Operating Officer of Pathfinder Bancorp, Inc. and Pathfinder Bank. Ms. Miller is responsible for deposit operations, branch administration and information services.

Edward A. Mervine, ESQ, age 58, is Senior Vice President, General Counsel and Corporate Secretary for Pathfinder Bancorp, Inc. and Pathfinder Bank. Prior to joining us in 2002, Mr. Mervine was a partner in the law firm of Bond Schoeneck & King, PLLC.  Mr. Mervine is responsible for human resources, loss mitigation, security and legal and regulatory compliance.

Ronald Tascarella, age 56, has been the Senior Vice President and Chief Credit Officer of Pathfinder Bancorp, Inc. and Pathfinder Bank since 2006.  Prior to joining us, he was Senior Vice President of Oswego County National Bank.  Mr. Tascarella is responsible for Pathfinder Bank's lending operations.

Daniel R. Phillips, age 50, has been employed by Pathfinder Bank since 1999 and since January 2014, has served as Senior Vice President and Chief Information Officer of Pathfinder Bancorp, Inc. and Pathfinder Bank. Prior to joining us, he was Assistant Vice President of Community Bank.  Mr. Phillips is responsible for electronic delivery channels, information security and technology platforms.

INDEPENDENCE AND DIVERSITY OF DIRECTORS

Our common stock is listed on the NASDAQ Capital Market. The Board of Directors has determined that all of its directors, with the exception of Mr. Schneider, are "independent" pursuant to NASDAQ's listing requirements. In evaluating the independence of our independent directors, we considered the following transactions between us and our independent directors that are not required to be disclosed under "— Transactions with Certain Related Persons:"

(1) we purchased a vehicle from the dealership owned by Director Chris Burritt;
(2) we paid real estate commissions to the real estate company owned by Director John Funiciello;
(3) we utilized the law firm which our Director William A. Barclay is a partner, for real estate loan closings paid for by borrowers; and
(4) we purchased a sign for a branch manufactured by a company owned by Director John F. Sharkey.

Our Board of Directors determined that these transactions did not impair the independence of the named directors.  Our independent directors hold executive sessions no less than twice a year.

Pathfinder Bank conducts its business primarily in Oswego and Onondaga counties and the immediately contiguous counties in Upstate New York.  Our Board members are not, therefore, geographically diverse. Although the Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying a director nominee, the Nominating Committee has strived to seek diversity of experience and opinion in its board membership.  Therefore, we have Board members representing both the active and retired, the private sector and the public sector, large and small employers, manufacturing and service industries.

TRANSACTIONS WITH CERTAIN RELATED PERSONS
There were no transactions or series of transactions since the beginning of the Company's 2013 fiscal year or any currently proposed transaction where the Company was or is a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

The Sarbanes-Oxley Act of 2002 generally prohibits an issuer from (i) extending or maintaining credit; (ii) arranging for the extension of credit; or (iii) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, however, one of which is applicable to us. This prohibition does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act.  Regulations permit executive officers and directors to receive the same terms through programs that are widely available to other employees, as long as the executive officer or director is not given preferential treatment compared to the other participating employees.  Pathfinder Bank has made loans to each of the following officers and/or directors or their immediate families: Chris Burritt, James Dowd, John Funiciello, George Joyce, Edward A. Mervine, Melissa Miller, Daniel Phillips, Thomas Schneider, John Sharkey, III and Lloyd Stemple.
Full-time employees and directors after one year of service at Pathfinder Bank are entitled to receive a primary residence mortgage loan at an interest rate of 0.50% below market, consistent with applicable laws and regulations.

The chart below lists the executive officers and directors who participated in the employee mortgage loan program during the years ended December 31, 2014 and 2013 and certain information with respect to their loans.  No other directors or executive officers participated in the employee mortgage loan program during the years ended December 31, 2014 and 2013.

	Largest Aggregate Balance 01/01/13 to 12/31/14	Interest Rate	Non-employee Interest Rate	Principal Balance 12/31/14	Principal Paid 01/01/13 to 12/31/14		Interest Paid 01/01/13 to 12/31/14
	$	%	%		$		$	%
Name
Thomas Schneider	193,240	5.250	5.750	182,798		10,442		19,774
Edward Mervine	100,478	3.375	3.875	76,419		24,059		6,013
James Dowd	126,840	2.625	3.125	116,116		10,724		9,011
Chris Burritt	85,630	3.250	3.750	45,383		40,247		4,327
Lloyd Stemple	264,123	2.750	3.250	233,208		30,915		13,720
Daniel Phillips	71,133	3.625	4.125	68,348		2,785		5,062

Other than the loans noted above in the table, all other loans made to directors or executive officers: were made in the ordinary course of business; were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company; and did not involve more than normal risk of collectability or present other unfavorable features.
All transactions between us and our executive officers, directors, holders of 10% or more of the shares of the Company's common stock and affiliates thereof, must be approved by a majority of our independent outside directors not having any interest in the transaction, pursuant to our Code of Ethics.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our common stock is registered with the SEC pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act"). Our officers and directors and beneficial owners of greater than 10% of our common stock ("10% beneficial owners") are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of the common stock. SEC rules require disclosure in our Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of our common stock to file a Form 3, 4, or 5 on a timely basis.  All forms were filed on a timely basis.

LEADERSHIP STRUCTURE AND RISK OVERSIGHT ROLE OF BOARD OF DIRECTORS

Our Board has a separate person serve as Chief Executive Officer ("CEO") and Chair of the Board and has functioned with that separation since the year 2000.  Mr. Burritt, our Chair, is an independent director as defined by NASDAQ's listing requirements. The Company has spent significant time evaluating its leadership structure and has determined that, under the present circumstances, separating the Chair and CEO positions is appropriate.  We believe this separation allows our CEO the time to concentrate on executing policy and strategy and the Board to concentrate on developing same. Additionally, we believe this structure is most appropriate given the Board's role in monitoring the Company's execution of its business plan and the risk elements associated with such execution.

The primary risks facing Pathfinder Bank, as the operating subsidiary of Pathfinder Bancorp, Inc., are interest rate risk, liquidity risk, investment risk, credit risk, risks associated with inadequate allowance for loan losses, cyber security risks, competitive risks and regulatory risks.  While the full Board is actively engaged in monitoring all said risks, we have further assigned specific responsibilities to Board Committees for detailed review.  The Asset/Liability Committee, with the assistance of professional consultants, monitors interest rate risk, investment risk and liquidity risk. The Executive/Loan Committee, with the assistance of a professional loan review consultant, monitors the credit risks and risks associated with allowance for loan losses.  The Technology Steering Committee, with the assistance of professional experts, monitors and responds to cyber risks.  In addition, we purchase internet liability and other insurance to protect us against cyber security risks.  The Audit/Compliance Committee monitors regulatory risks.  Finally, the Planning Committee monitors competitive risks. Every member of our Board engages in continuing education in an effort to stay abreast of risk management development issues so that they can effectively engage in their oversight role.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The business of the Board of Directors is conducted through meetings and activities of the Board and its committees. During the year ended December 31, 2014, the Board of Directors held ten regular and five special meetings. During the year ended December 31, 2014, no director attended fewer than 75% percent of the total meetings of the Board of Directors and committees on which such director served.

COMPENSATION COMMITTEE

The Compensation Committee meets periodically to review the performance of officers and employees and to determine compensation programs and adjustments. The entire Board of Directors ratifies the recommendations of the Compensation Committee. In the year ended December 31, 2014, the members of the Compensation Committee were Directors Joyce, Stemple and Funiciello. All of these directors are "independent" pursuant to NASDAQ listing requirements, and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank Act"). The Compensation Committee met two times during the year ended December 31, 2014.  The Compensation Committee has a charter which is available at our website at http://www.pathfinderbank.com/investor-relations/corporate-profile.html.  Any shareholder who wishes to communicate directly with a member of the compensation committee should do so by e-mail to compensationcommittee@pathfinderbank.com

As a small reporting company, we are not required to include a Compensation Discussion and Analysis (CD&A) under Item 402(b) of Regulation S-K.  Nevertheless, we do want our shareholders to understand fully our compensation policies and procedures so we incorporate many, but not all, of the required disclosures of a full CD&A.

Our Compensation Philosophy.  The Company's ability to attract and retain talented employees and executives with skills and experience is essential to providing value to its shareholders.  The Company seeks to provide fair and competitive compensation to its employees (including the Named Executive Officers described below) by providing the type and amount of compensation consistent with our peers.  We also seek to drive performance through short term incentive compensation and to align our executive's interest with shareholders with appropriate equity awards.

Role of the Compensation Committee and Consultants.  The Committee annually reviews the performance of the CEO and other executive officers and recommends to the Board of Directors changes to base compensation, as well as the amount of any bonus to be awarded.  In determining  whether  the  base  salary  of  an  officer should be increased, the Committee and the Board of Directors take into account individual performance, performance of the Company and information regarding compensation paid  to  executives  of  peer  group institutions performing similar  duties  in  the  Bank's  market  area.   The CEO recommends to the Compensation Committee, compensation arrangements for the Senior Vice Presidents.  He does not recommend compensation arrangements for himself or Board members.

While the Compensation Committee and the Board of Directors do not use strict numerical formulas to determine changes in compensation for the CEO and Senior Vice Presidents, and while they weigh a variety of different factors in their deliberations, both company-wide and individually-based performance objectives are used in setting the compensation of the CEO and Senior Vice Presidents.  Company-wide performance objectives emphasize earnings, profitability, earnings contribution to capital, capital strength, asset quality, and return on equity which are customarily used by similarly-situated financial institutions in measuring performance.  Individually-based performance objectives include non-quantitative factors considered by the Compensation Committee and the Board of Directors such as general management oversight of the Company, the quality of communication with the Board of Directors, the productivity of employees and execution of the Bank's Strategic Plan. Finally, the Compensation Committee and the Board of Directors considers the standing of the Company with customers and the community, as evidenced by customer and community complaints, compliments and a customer survey completed in 2009 and again in 2013.  While  the Compensation Committee  and the Board of Directors considers  each  of  the  quantitative  and  non-quantitative factors described above,  such  factors  are  not  assigned  a  specific weight in evaluating the performance  of  the  CEO  and  Senior Vice Presidents.  Specific weights are assigned to certain factors in the bonus system, however.

In 2011, the Compensation Committee retained the services of Arthur Warren Associates ("Warren") to assist the Committee in analyzing executive and director compensation.  In 2012, Warren was hired in connection with the Company's freeze of its defined benefit plan.  In 2013, Warren was hired concerning the implementation of Board and executive deferred compensation programs and the implementation of a defined contribution SERP for a limited number of executives, including the Named Executive Officers.  Other than as set forth herein, Warren provides no other services to the Company and has no relationships with directors or executives other than in the role as compensation consultant.  The Committee has concluded that Warren has no conflict of interest in providing services to the Committee.
Warren was hired in 2014 to complete our triennial study of compensation for Named Executive Officers and independent board members.  Warren billed the Company $15,600 for his services in 2014.  Warren used a peer group consisting of the following publicly traded banks.
SI Financial Group, Inc. (MHC)Codorus Valley Bancorp, Inc.Cape Bancorp, Inc.
Bankwell Financial Group, Inc.Evans Bancorp, Inc.Oneida Financial Corp. (MHC)
Berkshire Bancorp, Inc.DNB Financial CorporationGreene County Bancorp, Inc. (MHC)
Salisbury BancorpElmira Savings BankWellesley Bancorp, Inc.
Lake Shore Bancorp, Inc. (MHC)NorthEast Community Bancorp, Inc. (MHC)PSB Holdings, Inc.
SBT Bancorp, Inc.WVS Financial CorporationVSB Bancorp, Inc.
Georgetown Bancorp, Inc. (MHC)

Warren also relied on other survey sources including FDIC data as of June 30, 2014, Pearl Meyer & Partners 2013 New York Bankers Association Banking Compensation Survey, 2013 Northeast Bankers Survey, and the ERI Economic Research Institute Survey.
The Compensation Committee believes that using compensation data from this peer group, augmented by the survey sources, was appropriate given the increase in our asset size and the completion of our 2014 stock offering.  Based on all of these considerations, the Compensation Committee believes that compensation paid to the Named Executive Officers generally falls within the appropriate market ranges for their skills, experience and their demonstrated achievements to date of the business strategy, with the exception of Mr. Schneider, whose compensation is significantly below peer.  Because of this disparity, Mr. Schneider's 2015 base salary will be increased to $325,000.
Compensation Best Practices.  Our compensation program is designed to retain each named executive and align their compensation with short-term and long-term performance.  Toward that end, we use the following compensation best practices:
•
Cash based bonus that is tied to both financial and non-financial performance measures and is subject to a "clawback " policy, providing for the return of the cash bonus in the event of a restatement of our financial statements involving fraud or illegal conduct;

•	No tax "gross ups" are included in any employment related agreement;
•	Perquisites and personal benefits are limited to those that support a documented business purpose; and
•
Change in control provisions in the Company's employment and other agreements with its Named Executive Officers provide for payment only upon termination of employment or job diminishment with a change in control (a so called "double trigger" event).

Compensation Program Elements.  The Compensation Committee, with the assistance of the consultant, has incorporated the following elements into the corporate program to meet the documented corporation philosophy:
•	Cash based salary and employment benefits that are competitive within our peers;
•	Cash based bonus, directly linking pay to both company and individual performance;
•	A stock option plan designed to align the executives' interest with the company's shareholders in achieving long term performance;

•	A qualified 401(k) plan allowing executives to defer "pre-tax" earnings toward retirement;
•	A defined contribution supplemental executive retirement plan (SERP) rewarding long term service to the company;
•	Executive deferred compensation plan allowing executives to defer income for retirement purposes;
•	Insurance programs designed to replace income in the event of sickness, accident or death; and
•	Limited perquisites based on demonstrated business purpose.
EXECUTIVE COMPENSATION
Summary Compensation Table. The following table shows the compensation of Thomas W. Schneider, our principal executive officer, and the two most highly compensated other executive officers ("Named Executive Officers") that received total compensation of $100,000 or more during the past fiscal year for services to Pathfinder Bancorp, Inc. or any of its subsidiaries during the years ended December 31, 2014 and 2013, respectively.
Summary Compensation Table
				Non-Qualified
				Deferred
				Compensation	All Other
Name and		Salary	Bonus	Earnings	Compensation	Total
Principal Position	Year	($)	($) (1)	($) (2)	($) (3)	($)

Thomas W. Schneider,	2014	283,000	67,562	1,200	99,292	451,054
President and Chief	2013	283,000	42,504	1,744	42,941	370,189
Executive Officer

Edward A. Mervine,	2014	172,000	32,903	69	48,060	253,032
Senior Vice President,	2013	167,000	19,576	-	14,404	200,980
General Counsel and
Secretary

James A. Dowd	2014	165,000	33,967	1,669	45,315	245,951
Senior Vice President and	2013	160,000	17,798	2,440	11,270	191,508
Chief Financial Officer

(1)	The bonuses included a stock transition bonus awarded to each Named Executive Officer for their contributions to the successful completion of the 2014 second-step conversion and stock offering.
(2)	The non-qualified deferred compensation earnings represents the above market or preferential earnings on compensation that was deferred by each Executive Officer.
(3)	All other compensation represents the following for each Named Executive Officer.

Named Executive	Year	Employee Savings Plan Company Contribution	Automobile Expense Reimbursement	Country Club Dues	Life Insurance Premium	ESOP *	Supplemental Executive Retirement Plan	Total
		($)	($)	($)	($)	($)	($)	($)
Thomas W. Schneider	2014	19,337	15,804	2,980	407	9,388	51,376	99,292
Edward A. Mervine	2014	15,257	-	-	407	7,396	25,000	48,060
James A. Dowd	2014	12,728	-	-	407	7,180	25,000	45,315

*The ESOP value is calculated based on the Company's stock price of $9.81 per share as of December 31, 2014.

Employment Agreements.  The Company and its operating subsidiary, Pathfinder Bank, entered into employment agreements with Thomas W. Schneider and Edward A Mervine.  The agreements have an initial term of three years.  Unless notice of non-renewal is provided, the agreements renew annually.  The agreements provide for the payment of a base salary, which will be reviewed at least annually, and which may be increased.  Under the agreements, the 2014 base salaries for Messrs. Schneider and Mervine were $283,000 and $172,000 respectively.  In addition to the base salary, each agreement provides for, among other things, participation in employee and welfare benefit plans and incentive compensation and bonus plans applicable to senior executive employees, and reimbursement of business expenses.

The executives are entitled to severance payments and benefits in the event of termination of employment under specified circumstances.  In the event their employment is terminated for reasons other than for cause, disability or retirement, or in the event they resign during the term of the agreement following:

(1)	the failure to elect or re-elect or to appoint or re-appoint the executive to his executive position;

(2)	a material change in the executives' functions, duties, or responsibilities, which change would cause the executives' position to become one of lesser responsibility, importance or scope;

(3)
the liquidation or dissolution of Pathfinder Bancorp, Inc. or Pathfinder Bank, other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the executives;

(4)	a relocation of the executives' principal place of employment by more than 30 miles from its location as of the date of the agreements;

(5)	a material breach of the agreements by Pathfinder Bancorp, Inc. or Pathfinder Bank; or

(6)	solely with respect to Mr. Schneider, a failure to be nominated, elected or re-elected to the Board,

the executives will be entitled to a severance payment equal to three times the sum of the their base salary and the highest rate of bonus awarded to them during the prior three years, payable as a single cash lump sum distribution within 30 days following their date of termination.  In addition, Pathfinder Bancorp, Inc. or Pathfinder Bank will continue to provide the executives with continued life insurance and non-taxable medical and dental coverage for 36 months.

If the executives voluntarily resign (without the occurrence of the specified circumstances listed above) from their employment with Pathfinder Bancorp, Inc. and Pathfinder Bank, the Board will have the discretion to provide severance pay to the executives, provided, however, that such amount does not exceed three times the average of the executives' three preceding years' base salary, including bonuses, any other cash compensation paid to the executives during such years, and the amount of contributions made on behalf of the executives to any employee benefit plans maintained by Pathfinder Bancorp, Inc. or Pathfinder Bank during such years.

Upon the occurrence of  a change in control of Pathfinder Bancorp, Inc. or Pathfinder Bank followed by the executives' termination of employment for any reason, other than for cause, they will be entitled to receive a single cash lump distribution equal to 2.99 times their average base salary over the previous five years, including bonuses, any other cash compensation paid to them during such years, and the amount of contributions made on behalf of the executives to any employee benefit plans maintained by Pathfinder Bancorp, Inc. or Pathfinder Bank during such years.  In addition, Pathfinder Bancorp, Inc. or Pathfinder Bank will continue to provide the executives with continued life insurance and non-taxable medical and dental coverage for 36 months.  In the event payments made to the executives include an "excess parachute payment," as defined in Section 280G of the Internal Revenue Code, the payments will be reduced by the minimum dollar amount necessary to avoid this result.  Should the executives become disabled, they would be entitled to receive their base salary for one year, where the payment of base salary will commence within 30 days from the date the executives are determined to be disabled, and will be payable in equal monthly installments.

Upon the executives' voluntary resignation from employment (without the occurrence of the specified circumstances listed above) the executives agree not to compete with Pathfinder Bancorp, Inc. or Pathfinder Bank for one year following their resignation.

Change of Control Agreement.   Pathfinder Bancorp, Inc. and Pathfinder Bank have entered into a Change of Control Agreement with James A. Dowd which provides certain benefits to Mr. Dowd should he be "dismissed" from employment within a twelve month period following a change of control of the Company or the Bank.  Although "dismissal" does not include a termination for cause or voluntary termination, it does include a voluntary resignation as a result of:

•	a material change in the executive's functional duties or responsibilities which would cause the executive's position to become one of lesser responsibility, importance of scope.

•	a relocation of the executive's principal place of employment by more than 30 miles from its location as of the date of the agreement.

•	a material reduction in the benefits to the executive as of the date of the agreement.

In the event of such dismissal, the executive, or his beneficiary should he die subsequent to the dismissal, is entitled to a lump sum payment equal to his most recent annual base salary plus bonuses and any other cash compensation paid to the executive within the most recent twelve (12) month period.  The executive is also entitled to continued life, medical and dental coverage for a period of twelve months subsequent to the dismissal, and will become fully vested in any stock option plans, deferred compensation plans, or restricted stock plans in which he participates.

Defined Contribution Supplemental Retirement Income Agreements.  The Bank adopted a Supplemental Executive Retirement Plan (the "SERP"), effective January 1, 2014.  The SERP benefits certain key senior executives of the Bank who are selected by the Board to participate, including our Named Executive Officers, Thomas W. Schneider, Edward A. Mervine and James A. Dowd.  The SERP is intended to provide a benefit from the Bank upon retirement, death, disability or voluntary or involuntary termination of service (other than "for cause"), subject to the requirements of Section 409A of the Internal Revenue Code.  Accordingly, the SERP obligates the Bank to make a contribution to each executive's account on the last business day of each calendar year.  In addition, the Bank, may, but is not required to, make additional discretionary contributions to the executive's accounts from time to time.  All executives currently participating in the plan, including the Named Executive Officers, are fully vested in the Bank's contribution to the plan.  In the event the executive is terminated involuntarily or resigns for good reason within 24 months following a change in control, the Bank is required to make additional annual contributions the lesser of:  (1) three years or (2) the number of years remaining until the executive's benefit age, subject to potential reduction to avoid an excess parachute payment under Code Section 280G.  In the event of the executive's death, disability or termination within 24 months after a change in control, the executive's account will be paid in a lump sum to the executive or his beneficiary, as applicable.  In the event executive is entitled to a benefit from the SERP due to retirement or other termination of employment, the benefit will be paid either in a lump sum or in 10 annual installments as detailed in the executive's participant agreement.

Executive Deferred Compensation Plan.  Pathfinder Bank maintains an Executive Deferred Compensation Plan for a select group of management employees, including our Named Executive Officers.  A participant in the plan is eligible to defer, on a monthly basis, a percentage of compensation received from Pathfinder Bank, up to $750.  The participant's deferred compensation will be held by Pathfinder Bank subject to the claims of Pathfinder Bank's creditors in the event of Pathfinder Bank's insolvency.

Upon the earlier of the date on which the participant terminates employment with Pathfinder Bank or attains his or her benefit age (as designated by the participant upon joining the plan), the participant will be entitled to his or her deferred compensation benefit, which will commence on the date the participant attains his or her elected benefit age and will be payable in monthly installments for 10 years.  In the event of a change in control of Pathfinder Bancorp, Inc. or Pathfinder Bank followed by the participant's termination of employment within 36 months thereafter, the participant will receive a deferred compensation benefit calculated as if the participant had made elective deferrals through his or her benefit age.  Such benefit will commence on the date the participant attains his or her benefit age and will be payable in monthly installments for 10 years.  If the participant dies after commencement of payment of the deferred compensation benefit, Pathfinder Bank will pay the participant's beneficiary the remaining payments that were due.

In the event the participant becomes disabled, the participant will be entitled to receive the deferred compensation benefit as of the participant's date of disability.  Such benefit will commence within 30 days following the date on which the participant is disabled and will be payable in monthly installments for 10 years.  If the participant dies prior to the commencement of payment of the deferred compensation benefit, the participant's beneficiary will be entitled to receive a survivor benefit.

Stock Option Plan. The Pathfinder Bancorp, Inc. 2010 Stock Option Plan (the "Stock Option Plan") was approved at our 2010 annual meeting. The Stock Option Plan authorized the issuance of up to 150,000 shares of common stock pursuant to grants of stock option awards to our senior executive officers and outside directors. The options vest over 5 years (20% per year for each year of the participant's service), had an exercise price of $9.00, (the market price on the date of the grant) and have an exercise period of 10 years from the date of the grant, June 23, 2011. Because of the recent second step conversion of Pathfinder Bancorp, MHC into a fully-converted stock holding company as Pathfinder Bancorp, Inc., both the number of options and the exercise price were adjusted by the exchange ratio of 1.6472.
 Outstanding Equity Awards at Year-End.  The following table sets forth information with respect to our outstanding equity awards as of December 31, 2014 for the Named Executive Officers, after adjustment for the exchange ratio in the second step conversion.
Option Awards(2)
					Equity incentive plan
	Number of securities		Number of securities		awards: number of
	underlying unexercised		underlying unexercised		securities			Option
	options		Options		underlying unexercised		Option	expiration
	(#	)	(#	)(1)	unearned options		exercise price	date
Named Executive	Exercisable		Unexercisable		(#	)	($)
Thomas A. Schneider	20,755		13,836		-		5.46	7/23/2021
Edward A. Mervine	13,342		8,895		-		5.46	7/23/2021
James A. Dowd	13,342		8,895		-		5.46	7/23/2021

(1)	All stock options in this column vest at a rate of 20% per year, commencing on June 23, 2012.
(2)	At December 31, 2014, there are 79,065 stock options outstanding for the Named Executive Officers.

Defined Benefit Plan. Pathfinder Bank maintains a tax-qualified noncontributory defined benefit plan ("Retirement Plan").  The Company "froze" the Retirement Plan effective June 30, 2012 ("Plan Freeze Date"). After the Plan Freeze Date, no employee is permitted to commence or recommence participation in the Plan and no further benefits accrue to any plan participants. Employment service after the Plan Freeze Date does continue to be recognized for vesting purposes, however.  Prior to the Plan Freeze Date, all salaried employees age 21 or older who worked for Pathfinder Bank for at least one year and were credited with 1,000 or more hours of employment during the year were eligible to accrue benefits under the Retirement Plan.

At the normal retirement age of 65, the Retirement Plan is designed to provide a life annuity. The retirement benefit provided is equal to 1.5% of a participant's average monthly compensation for periods after May 1, 2004, through the plan freeze date described below and 2.0% of the participant's average monthly compensation for credited service prior to May 1, 2004 based on the average of the three consecutive years during the last 10 years of employment which provides the highest monthly average compensation multiplied by the participant's years of credited service (not to exceed 30 years) to the normal retirement date. Retirement benefits also are payable upon retirement due to early and late retirement. Benefits also are paid from the Retirement Plan upon a Participant's disability or death. A reduced benefit is payable upon early retirement at or after age 60. Upon termination of employment other than as specified above, a participant who was employed by Pathfinder Bank for a minimum of five years is eligible to receive his or her accrued benefit reduced for early retirement or a deferred retirement benefit commencing on such participant's normal retirement date. Benefits are payable in various annuity forms. On December 31, 2014, the market value of the Retirement Plan trust fund was approximately $13.1 million. The Company was not required to make a contribution to the Plan in 2014.

Employee Savings Plan.  Pathfinder Bank maintains an Employee Savings Plan which is a qualified, tax-exempt profit sharing plan with a "cash or deferred" feature that is tax-qualified under Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). All employees who have attained age 21 and have completed 90 days of employment during which they worked at least 1,000 hours are eligible to participate.

Participants may elect to defer a percentage of their compensation each year instead of receiving that amount in cash, in an amount up to 75% of their compensation to the 401(k) Plan, provided that the amount deferred does not exceed $17,500 for 2014.  In addition, for participants who are age 50 or older by the end of any taxable year, the participant may elect to defer additional amounts (called "catch-up contributions") to the 401(k) Plan.  The "catch-up contributions" may be made regardless of any other limitations on the amount that a participant may defer to the 401(k) Plan. The maximum "catch-up contribution" that a participant can make in 2014 is $5,500. For these purposes, "compensation" includes total compensation (including salary reduction contributions made under the 401(k) Plan or the flexible benefits plan sponsored by Pathfinder Bank), but does not include compensation in excess of $260,000 for 2014. Pathfinder Bank generally provides a match of 100% of the first 3% of the participating employees salary, plus 50% of the next 3% of the participating employees salary. All employee contributions and earnings thereon are fully and immediately vested.  Employer matching contributions vest at the rate of 20% per year beginning at the end of a participant's second year of service with Pathfinder Bank until a participant is 100% vested after six years of service. Participants also will vest in employer matching contributions when they reach the normal retirement age of 65 or later, or upon death or disability regardless of years of service.  To partially offset the impact on employees due to the Retirement Plan freeze discussed above, the Company, on January 1, 2013, began making a 3% safe harbor contribution to all eligible participants in addition to the match contributions described above.  The employer safe harbor contribution is fully vested at all times.

401(k) Plan benefits will be paid to each participant in a lump sum. For the plan year ended December 31, 2014, Pathfinder Bank made a contribution in the amount of $241,000 to the 401(k) Plan. In addition, the Company made a $185,000 safe harbor contribution to the plan in 2014.

Employee Stock Ownership Plan.  Pathfinder Bank maintains an Employee Stock Ownership Plan ("ESOP"). Employees who are at least 21 years old with at least one year of employment with Pathfinder Bank are eligible to participate.  On April 6, 2011, the ESOP acquired 125,000 shares of common stock to replenish its ability to make stock contributions to participants' accounts.  The shares were acquired pursuant to a loan obtained from a third party lender.  Pathfinder Bank makes annual contributions to the ESOP which contributions are used by the ESOP to repay the ESOP loan.  In connection with the second step conversion and offering, the ESOP purchased 105,442 shares, which equaled 4% of the shares issued in the offering.  In connection with such purchase, the ESOP borrowed sufficient funds from Pathfinder Bancorp, Inc to both refinance the remaining outstanding balance on the third party loan and purchase the additional shares.

Benefits under the ESOP become vested in an ESOP participant at the rate of 20% per year, starting upon an employee's completion of one year of credited service, and will be fully vested upon completion of five years of credited service. Participants' interest in their account under the ESOP will also fully vest in the event of termination of service due to their normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable generally upon the participants' termination of employment with Pathfinder Bank, and will be paid in the form of common stock, or to the extent participants' accounts contain cash, benefits will be paid in cash.  However, participants have the right to elect to receive their benefits entirely in the form of cash or common stock, or a combination of both.

NOMINATING/GOVERNANCE COMMITTEE

The Nominating/Governance Committee met two times in the year ended December 31, 2014 to address issues concerning corporate governance, succession planning, and to nominate directors to fulfill the terms of the upcoming year. In the year ended December 31, 2014, the Nominating/Governance Committee was comprised of Directors Barclay, Burritt, Joyce and Stemple, all of whom were "independent" pursuant to the NASDAQ listing requirements. The Nominating/Governance Committee has a charter which is available at our website at http://www.pathfinderbank.com/investor-relations/corporate-profile.html.

Among other things, the functions of the Nominating/Governance Committee include the following:

•	to lead the search for individuals qualified to become members of the Board and to select director nominees to be presented for shareholder approval;
•	to review and monitor compliance with the requirements for board independence; and
•	to review the committee structure and make recommendations to the Board regarding committee membership.

The Nominating/Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Nominating/Governance Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Nominating/Governance Committee would solicit suggestions for director candidates from all Board members. In addition, the Nominating/Governance Committee is authorized by its charter to engage a third party to assist in the identification of director nominees.

The Nominating/Governance Committee would seek to identify a candidate who, at a minimum, satisfies the following criteria:

•	has personal and professional ethics and integrity and whose values are compatible with ours;
•	has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;
•	is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;
•	is familiar with the communities in which we operate and/or is actively engaged in community activities;
•	is involved in other activities or interests that do not create a conflict with his or her responsibilities to us and our shareholders;
•	has the capacity and desire to represent the balanced, best interest of our shareholders as a group, and not primarily a special interest group or constituency; and
•
Has had a principal residence for two years on a continuous basis within the following counties in New York – Oswego, Jefferson, Lewis, Oneida, Onondaga or Cayuga.  Our Bylaws provide that this provision may be overridden by 2/3 vote of the Board of Directors.

The Nominating/Governance Committee will also take into account whether a candidate satisfies the criteria for "independence" under the NASDAQ corporate governance listing standards and, if a nominee is sought for service on the Audit Committee, the financial and accounting expertise of a candidate, including whether an individual qualifies as an Audit Committee Financial Expert.
The Nominating/Governance Committee will consider candidates for the Board of Directors recommended by shareholders. In order to make a recommendation to the Board of Directors, a shareholder must own no less than 500 shares of the Company. Shareholders who are so qualified may send their recommendations to our Corporate Secretary for forwarding to the Nominating/Governance Committee. In light of the due diligence required to evaluate recommendations, said recommendations for candidates for the 2016 annual meeting must be received by the Nominating/Governance Committee by June 30, 2015.
Shareholders may submit the names of candidates to be considered by writing to our Corporate Secretary, at 214 West First Street, Oswego, New York 13126. The submission must include the following information:
•
the name and address of the shareholder as it appears on our books, and number of shares of our common stock that are owned beneficially by such shareholder (if the shareholder is not a holder of record, appropriate evidence of the shareholder's ownership will be required);

•
the name, address and contact information for the candidate, and the number of shares of our common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the shareholder's ownership should be provided);

•	a statement of the candidate's business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;
•	a statement detailing any relationship between us and the candidate;
•	a statement detailing any relationship between the candidate and any of our customers, suppliers or competitors;
•	detailed information about any relationship or understanding between the proposing shareholder and the candidate; and
•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.
The Nominating/Governance Committee will consider shareholder recommendations made in accordance with the above similarly to any other nominee proposed by any other source. We have not paid a fee to any third party to identify or evaluate any potential nominees. Moreover, the Nominating/Governance Committee has not received within the last year a recommended nominee from a shareholder who beneficially owned more than 5% of the Company's common stock, or from a group of shareholders owning more than 5% of the common stock.
AUDIT COMMITTEE
In 2014, the Audit Committee consisted of Directors Ayoub, Joyce, Funiciello and Barclay.  The Audit Committee meets on a periodic basis with the internal auditor to review audit programs and the results of audits of specific areas, on regulatory compliance issues, as well as to review information to further their financial literacy skills. The Audit Committee meets with the independent registered public accounting firm ("the Auditors") to review quarterly and annual filings, the results of the annual audit and other related matters. The Chairman of the Audit Committee may meet with the Auditors on quarterly filing issues in lieu of the entire committee. The Audit Committee met four times in 2014. Each member of the Audit Committee is "independent" as defined in the listing standards of NASDAQ and SEC Rule 10A(m)-3. Our Board of Directors has adopted a written charter for the Audit Committee which is available on our website at http://www.pathfinderbank.com/investor-relations/corporate-profile.html.

The Audit Committee maintains an understanding of our key areas of risk and assesses the steps management takes to minimize and manage such risks; selects and evaluates the qualifications and performance of the Auditors; ensures that the internal and external auditors maintain no relationship with management and/or us that would impede their ability to provide independent judgment; oversees the adequacy of the systems of internal control; reviews the nature and extent of any significant changes in accounting principles; and oversees that management has established and maintained processes reasonably calculated to ensure our compliance with all applicable law, regulations, corporate policies and other matters contained in our Code of Ethics which is available on our website at http://www.pathfinderbank.com/investor-relations/corporate-profile.html. The Audit Committee has established procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

The Board of Directors of Pathfinder Bancorp, Inc. has determined that Mr. Ayoub qualifies as an Audit Committee financial expert serving on the committee. Mr. Ayoub meets the criteria established by the Securities and Exchange Commission.

Audit Fees
Bonadio & Co., LLP billed us a total of $115,509 and $107,155 for the audit of our 2014 and 2013 annual consolidated financial statements, respectively, which included the review of consolidated financial statements included in Forms 10-Q, or services normally provided in connection with statutory and regulatory filings, including out-of-pocket expenses.
Audit-related fees

Bonadio & Co., LLP billed us a total of $35,856 and $38,285 for 2014 and 2013, respectively, for audit-related fees which included professional services rendered for the three annual audits of the Company's employee benefit plans.

Recurring and non-recurring tax services

Bonadio & Co., LLP billed us a total of $56,425 and $33,610 in 2014 and 2013, respectively, for tax fees which included the preparation of state and federal tax returns, calculation of the quarterly tax estimates, a state tax opinion for the second-step conversion and offering and other tax-related consulting.  Recurring and non-recurring tax services included assistance in connection with the New York State Franchise tax examination.

All Other Fees

 Bonadio & Co., LLP billed us a total of $63,513 and $6,490 for 2014 and 2013, respectively, for other fees which included SBLF procedures, Form S-1 Registration Statement procedures, Form S-8 Consent procedures and various other consulting matters.

Policy On Audit Committee Pre-Approval Of Audit And Non-Audit Services Of The Independent Registered Public Accounting Firm

The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the Auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. The Auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the Auditors in accordance with this pre-approval, and the fees for the services performed to date. All of the non-audit fees incurred in 2014 and 2013 were, in fact, preapproved pursuant to our policy.
The Audit Committee considered whether the provision of non-audit services was compatible with maintaining the independence of its Auditors. The Audit Committee concluded that performing such services in 2014 did not affect the auditors' independence in performing their function as independent registered public accounting firm.

Audit Committee Report

In accordance with rules established by the SEC, the Audit Committee has prepared the following report for inclusion in this proxy statement:
As part of its ongoing activities, the Audit Committee has:
•	Reviewed and discussed with management our audited consolidated financial statements for the year ended December 31, 2014;
•	Discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standards No. 16, Communication with Audit Committees;
•
Received the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm their independence; and

•	Considered the compatibility of non-audit services described above with maintaining auditor independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014. The Audit Committee appointed Bonadio & Co., LLP as Auditors for 2015, which appointment the shareholders will be asked to ratify at the Annual Meeting.
This report has been provided by the Audit Committee:
Messrs. Joyce, Ayoub, Barclay and Funiciello
DIRECTORS' COMPENSATION
Each non-employee director receives an annual retainer of $13,100, a meeting fee of $700 for each Board meeting attended and $500 for each committee meeting attended.  The Board Chair receives an additional retainer of $12,000.  The Audit Committee Chairman receives an additional retainer of $6,000 and the chairman of all other committees receives an additional $100 for each committee meeting in which they serve in the capacity of committee chairman.  Employee directors do not receive monthly meeting fees. Effective February 1, 2015, Board meeting fees will increase to $800 and committee meeting fees will increase to $600, with the exception of the executive loan committee fees, which will decrease to $300.  We paid a total of $295,117 in director fees during the year ended December 31, 2014.
Set forth below is director compensation for each of our non-employee directors for the year ended December 31, 2014.  (The table does not include retired directors).
			Non-qualified
	Fees earned		deferred
	or paid in	Stock	compensation	All other
	cash	Options(1)	earnings (2)	compensation (3)	Total
Name	($)	($)	($)	($)	($)
David A. Ayoub	43,000	-	277	-	43,277
William A. Barclay	36,000	-	139	-	36,139
Chris R. Burritt	50,600	-	13,524	-	64,124
John P. Funiciello	37,100	-	277	-	37,377
Adam C. Gagas	29,517	-	-	-	29,517
George P. Joyce	37,600	-	3,157	-	40,757
John F. Sharkey	33,300	-	-	-	33,300
Lloyd "Buddy" Stemple	28,000	-	1,720	-	29,720

(1)
At December 31, 2014, each active director, with the exception of Director's Gagas and Sharkey,  held 8,236 outstanding stock options.  The directors' stock options have been adjusted by the exchange ratio applied in the second step conversion.

(2)	The non-qualified deferred compensation earnings represents the above market or preferential earnings on compensation that was deferred by each named director to the Trustee Deferred Fee Plan.
(3)	No named director received perquisites and any other personal benefits that exceeded, in the aggregate, $10,000.

Director fees are reviewed annually by the Compensation Committee for recommendation to the Board of Directors.  The committee reviews relevant peer group data similar to that used in the executive compensation review.  The Committee believes that an appropriate compensation is critical to attracting, retaining and motivating directors who have the qualities necessary to direct the Company.  Mr. Warren, our compensation consultant, concluded in his 2014 study that Director Compensation was comparable to peer banks, but suggested that additional efforts be made to align directors with shareholder interests.

 Trustee (Director) Deferred Fee Plan.  Pathfinder Bank maintains the Trustee Deferred Fee Plan for members of the Board of Pathfinder Bank and Pathfinder Bancorp, Inc.  A participant in the plan is eligible to defer, on a monthly basis, the lesser of (i) $2,000 or (ii) 100% of the monthly fees the participant would be entitled to receive each month.  The participant's deferred fees will be held by Pathfinder Bank subject to the claims of Pathfinder Bank's creditors in the event of Pathfinder Bank's insolvency.

Upon the earlier of the date on which the participant's services are terminated or the participant attains his or her benefit age (as designated by the participant upon joining the plan), the participant will be entitled his or her deferred compensation benefit, which will commence on the date the participant attains his or her elected benefit age and will be payable in monthly installments for 10 years.  In the event of a change in control of Pathfinder Bancorp, Inc. or Pathfinder Bank followed by the participant's termination of services within 36 months thereafter, the participant will receive a deferred compensation benefit calculated as if the participant had made elective deferrals through his or her benefit age.   Such benefit will commence on the date the participant attains his or her benefit age and will be payable in monthly installments for 10 years.  If the participant dies after commencement of payment of the deferred compensation benefit, Pathfinder Bank will pay the participant's beneficiary the remaining payments that were due.

In the event the participant becomes disabled, the participant will be entitled to receive the deferred compensation benefit as of the date of the participant's disability.  Such benefit will commence within 30 days following the date on which the participant is determined to be disabled and will be payable in monthly installments for 10 years.  If the participant dies prior to the commencement of payment of the deferred compensation benefit, the participant's beneficiary will be entitled to receive a survivor benefit.
SHAREHOLDER COMMUNICATIONS
The Board of Directors has established a process for shareholders to send communications to a director by either United States mail or electronic mail. Any shareholder who desires to communicate directly with our directors should send their communication to Board of Directors, Pathfinder Bancorp, Inc., 214 West First Street, Oswego, New York 13126 or by email to directors@pathfinderbank.com. The communication should indicate that the author is a shareholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, management will:
•	Forward the communication to the director or directors to whom it is addressed;
•	Attempt to handle the inquiry directly, for example where it is a request for information about us or it is a stock-related matter; or
•	Not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.
At each Board meeting, management shall present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors.
ATTENDANCE AT ANNUAL MEETINGS
The Company does not have a policy regarding the attendance of Board members at the Annual Meeting, although all are encouraged to attend.  Eight of our directors attended the 2014 Annual Meeting.

CODE OF ETHICS

We have adopted a Code of Ethics that is applicable to our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics is available on our website at http://www.pathfinderbank.com/investor-relations/corporate-profile.html.  Amendments to, and waivers from, the Code of Ethics will also be disclosed on our website.

PROPOSAL 2 –ADVISORY VOTE ON EXECUTIVE COMPENSATION

The compensation of our Principal Executive Officer and our two other most highly compensated executive officers of the Company "("Named Executive Officers") is described in the Compensation Committee and Executive Compensation sections of the proxy statement. Shareholders are urged to read these sections of the Proxy Statement, which discusses our compensation policies and procedures with respect to our Named Executive Officers.

In accordance with Section 14A of the Exchange Act, shareholders will be asked at the Annual Meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:

RESOLVED, that the shareholders of Pathfinder Bancorp, Inc. (the "Company") approve, on an advisory basis, the compensation of the Company's Named Executive Officers described in the Compensation Committee and Executive Compensation sections of the Proxy Statement, including the compensation tables and other narrative executive compensation disclosures set forth in those sections.

This advisory vote, commonly referred to as a "Say-on-Pay" advisory vote, is non-binding on the Board of Directors.  Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our shareholders and encourages all shareholders to vote their shares on this matter.  The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

The last "Say-on-Pay" advisory vote, conducted in 2013, was approved by 88% of our voting shareholders, with 11% abstaining and 1% against.

Unless otherwise instructed, validly executed proxies will be voted "FOR" this resolution.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RESOLUTION SET FORTH IN PROPOSAL 2.

PROPOSAL 3 –ADVISORY VOTE ON THE FREQUENCY OF FUTURE "SAY-ON-PAY" ADVISORY VOTES

In accordance with Section 14A of the Exchange Act, we are providing a shareholder advisory vote to approve the compensation of executives (the "Say-on-Pay" advisory vote in Proposal Two above) this year and will do so at least once every three years thereafter.  Pursuant to Section 14A of the Exchange Act, at the 2015 Annual Meeting, we are also asking shareholders to vote on whether future "Say-on-Pay" advisory votes on executive compensation should occur every year, every two years or every three years.

After careful consideration, the Board of Directors recommends that future shareholder "Say-on-Pay" advisory votes on executive compensation be conducted every three years.  This determination is based upon the premise that as a small company, other than for special projects such as the freeze of our defined benefit plan, we generally hire compensation consultants only once every three years. Our compensation structures do not generally change significantly annually. Since pay structure changes are likely to be made, if at all, tri-annually, based, in part, on compensation consultant recommendations, we believe a tri-annual vote sufficiently allows for advisory input.  The Board is free, however, to place advisory votes before the shareholders if compensation structures change significantly during other periods.  Moreover, certain compensation programs, such as stock option plans, legally require shareholder approval.

Although the Board of Directors recommends a "Say-on-Pay" vote every three years, shareholders will be able to specify one of four choices for this proposal on the proxy card: One year, Two years, Three years or Abstain.

Although this advisory vote regarding the frequency of "Say-on-Pay" votes is non-binding on the Board of Directors, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when deciding how often to conduct future "Say-on-Pay" shareholder advisory votes.

Unless otherwise instructed, validly executed proxies will be voted for the "Three" year frequency option.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO SELECT THE "THREE YEAR" FREQUENCY OPTION.

PROPOSAL 4 -RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee has approved the engagement of Bonadio & Co., LLP to be our independent registered public accounting firm for 2015.  At the Annual Meeting, shareholders will consider and vote on the ratification of the engagement of Bonadio & Co., LLP, for the year ending December 31, 2015. A representative of Bonadio & Co., LLP is expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires. Information regarding our engagement of Bonadio & Co., LLP is set forth under "Audit Committee."
In order to ratify the selection of Bonadio & Co., LLP, as our independent registered public accounting firm for 2015, the proposal must receive at least a majority of the votes cast, either in person or by proxy, in favor of such ratification.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF BONADIO & CO., LLP AS AUDITORS FOR 2015.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year's Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at our executive office, 214 West First Street, Oswego, New York 13126, no later than December 8, 2015. Any such proposals shall also be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.
Our Bylaws provide an advance notice procedure for certain business, or nominations to the board of directors, to be brought before an annual meeting of shareholders. In order for a shareholder to properly bring business before an annual meeting, or to propose a nominee to the board of directors, Pathfinder Bancorp, Inc.'s Secretary must receive written notice not less than 80 days nor more than 90 days prior to any such meeting; provided, however, that if less than 90 days' notice or prior public disclosure of the date of the meeting is given to shareholders, such written notice shall be delivered or mailed to and received by the Secretary of Pathfinder Bancorp, Inc. at its principal executive office not later than the tenth day following the day on which notice of the meeting was mailed to shareholders or such public disclosure was made.
The notice with respect to shareholder proposals that are not nominations for director must set forth as to each matter such shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of such shareholder as they appear on Pathfinder Bancorp, Inc.'s books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of capital stock of Pathfinder Bancorp, Inc. which are owned beneficially or of record by such shareholder and such beneficial owner; (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business; and (v) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.
The notice with respect to director nominations must include (a) as to each person whom the shareholder proposes to nominate for election as a director, (i) all information relating to such person that would indicate such person's qualification to serve on the board of directors of Pathfinder Bancorp, Inc.; (ii) an affidavit that such person would not be disqualified under the provisions of Article II, Section 12 of these Bylaws; (iii) such information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation and (iv) a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected; and (b) as to the shareholder giving the notice: (i) the name and address of such shareholder as they appear on Pathfinder Bancorp, Inc.'s books and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) the class or series and number of shares of capital stock of Pathfinder Bancorp, Inc. which are owned beneficially or of record by such shareholder and such beneficial owner; (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder; (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act of 1934 or any successor rule or regulation.

The 2016 annual meeting of shareholders is expected to be held May 4, 2016.  Advance written notice for certain business, or nominations to the board of directors, to be brought before the next annual meeting must be given to us no earlier than February 5, 2016 and no later than February 15, 2016.  If notice is received before February 5, 2016 or after February 15, 2016, it will be considered untimely, and we will not be required to present the matter at the shareholders meeting.

Nothing in this paragraph shall be deemed to require the  Company  to  include in its proxy statement and proxy relating to an annual meeting any shareholder proposal which does not meet all of the requirements for inclusion  established  by  the  SEC  in  effect  at  the  time such proposal is received.

OTHER MATTERS
The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Annual Meeting, as to which they shall act in accordance with their best judgment. The Board of Directors intends to exercise its discretionary authority to the fullest extent permitted under the Securities Exchange Act of 1934.
MISCELLANEOUS

The cost of solicitation of proxies will be borne by us. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies personally or by telegraph or telephone without additional compensation.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Edward A. Mervine
Edward A. Mervine
Secretary
Oswego, New York
April 6, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:  The Notice and Proxy Statement, Annual Report and Form 10-K and Proxy Card are available at http://www.pathfinderbank.com/annualmeeting.

PATHFINDER BANCORP, INC.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EST, on May 5, 2015.

Vote by Internet

- Go to **www.investorvote.com/PBHC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 4, AND THE 3 YEAR OPTION ON PROPOSAL 3.

1. Election of Directors:

Nominee	For	Withhold
01 - John P. Funiciello (three year term)	☐	☐
02 - Lloyd "Buddy" Stemple (three year term)	☐	☐
03 - Thomas W. Schneider (three year term)	☐	☐

Proposal	For	Against	Abstain
2. The Advisory Vote on Executive Compensation "Say-on-Pay"	☐	☐	☐
4. The ratification of the appointment of Bonadio & Co., LLP as independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
3. The Advisory Vote on the Frequency of Future "Say-on-Pay" Advisory Votes	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — PATHFINDER BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 6, 2015

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints the full Board of Directors, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Commom Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders ("Meeting") which will be held at Alexandria's at the Lake Ontario Conference and Events Center, 26 East First Street, Oswego, New York on May 6, 2015 at 10:00 a.m., Eastern Time. The Board of Directors is authorized to cast all votes to which the undersigned is entitled as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 4, AND THE 3 YEAR OPTION ON PROPOSAL 3.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the Shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later proxy statement prior to a vote being taken on a particular proposal at the Meeting.

The above signed acknowledges receipt from the Company prior to the execution of this proxy of Notice of the Meeting, Annual Report containing financial statements, and a proxy statement dated April 6, 2015.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE